                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section) 14a-12


                           BANK OF THE OZARKS, INC.
               (Name of Registrant as Specified in Its Charter)


                           BANK OF THE OZARKS, INC.
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 1999



Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the "Company"), to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 20, 1999 at 1:30 p.m., local time, for the following purposes:

     1.   To elect twelve (12) directors.

     2. To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 2, 1999 will be entitled to vote at the 1999 Annual Meeting and any adjournments or postponements thereof.

     The Company's Proxy Statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 1998 is also enclosed.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ GEORGE GLEASON
                              --------------------------------------
                              George Gleason
                              Chairman of the Board of Directors and
                              Chief Executive Officer

Little Rock, Arkansas
March 12, 1999

     YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                             12615 CHENAL PARKWAY
                                 P.O. Box 8811
                       LITTLE ROCK, ARKANSAS  72231-8811

                                 ------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 20, 1999

                                 ------------

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the 1999 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 20, 1999 at 1:30 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors of Bank of the Ozarks, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors, and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the 1999 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

     The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

     This proxy material is first being mailed to stockholders on or about March 12, 1999.

                      OUTSTANDING STOCK AND VOTING RIGHTS


     The Board of Directors has selected March 2, 1999 as the record date (the "Record Date") for the 1999 Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the 1999 Annual Meeting. At the close of business on the Record Date, there were 3,779,555 shares of common stock, $0.01 par value (the "Common Stock") issued and outstanding. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. The stock transfer books of the Company will not be closed.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for the Board of Directors while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, check the box marked "FOR ALL NOMINEES." To withhold authority to vote for all nominees, check the box marked "WITHHOLD."
To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through that nominee(s)' name. By checking the box marked "WITHHOLD," shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES. Broker "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

          Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the meeting and entitled to vote is required for election of each nominee to the board of directors. Stockholders may not cumulate their votes.

                             ELECTION OF DIRECTORS


GENERAL


     The Company's Board of Directors is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors is currently set at twelve, and the Board of Directors has the power to fix or change the number of directors by resolution and without any further action of the stockholders in accordance with the Company's bylaws. The Company's Amended and Restated Articles of Incorporation contains a provision that allows the Board of Directors, by resolution and without any further action by the stockholders, to classify or stagger the board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year.

     The following slate of nominees has been chosen by the Board of Directors and each nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     Certain information for each nominee is set forth below.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

NOMINEES FOR ELECTION AS DIRECTORS

     George Gleason, age 45; Chairman and Chief Executive Officer. Mr. Gleason has served the Company or one of its bank subsidiaries as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas.

     James Patridge, age 48; Vice Chairman since 1997. From 1985 to 1997, Mr. Patridge served as Executive Vice President with NationsBank, N.A. (formerly Boatmen's Arkansas, Inc. and Worthen Banking Corporation). Mr. Patridge holds a B.S.B.A. from the University of Arkansas, an M.S. in Finance from Memphis State University and a J.D. from Oklahoma City University.

     Mark Ross, age 43; President. Mr. Ross has served as President since 1986 and in various capacities for one of the bank subsidiaries since 1980. He was elected as a director of the Company in 1992. Mr. Ross holds a B.A. in Business Administration from Hendrix College.

     Roger Collins, age 50; Director since July 1997. Mr. Collins is Executive Vice President, Chief Financial Officer and a director of Harp's Food Stores, Inc., a regional grocery chain headquartered in Springdale, Arkansas with 42 stores located in Arkansas, Oklahoma and Missouri. He holds a B.A. from Rice University and a M.B.A. from the University of Texas at Austin and is a C.P.A.

     Jerry Davis, age 59; Director since December 1998. Mr. Davis is Chairman, President and Chief Executive Officer for Affiliated Foods Southwest, Inc., a wholesale grocery operation located in Little Rock, Arkansas.

     C. E. Dougan, age 52; Director since July 1997. Mr. Dougan is co-owner of Mooney-Dougan, Inc., which is engaged in residential real estate development, construction and investments. Prior to 1997, Mr. Dougan served 12 years as President and Chief Executive Officer of Mercantile Bank of Crawford County (formerly Peoples Bank & Trust Company of Van Buren and First National Bank of Crawford County). Mr. Dougan has also served as a director of one of the bank subsidiaries since February 1997.

     Robert East, age 51; Director since July 1997. Mr. East is Chairman and President of Robert East Company, an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Partner and Treasurer of AMO Electrical Company, a distributor of electrical supplies. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas.

     Linda Gleason, age 44; Director since 1987. From 1992 to 1996, Ms. Gleason served as the Company's Deputy Chief Executive Officer and Assistant Secretary. She has attended Arkansas State University and the University of Arkansas at Little Rock.

     Porter Hillard, age 67; Director since July 1997. Mr. Hillard is a retired owner and operator of various agricultural businesses since 1957. He has owned, operated or managed various purebred and commercial cattle operations, a turkey hatchery, feed mills, turkey grow-out operations and other businesses. Mr. Hillard has also served as a director of one of the bank subsidiaries since 1967. He holds a B.S. in Agriculture from the University of Arkansas.

     Henry Mariani, age 60; Director since July 1997. Mr. Mariani is Chairman and Chief Executive Officer of Nite Lite Company, a manufacturing, wholesale and retail mail order operation which specializes in hunting equipment and supplies. He holds a B.S. in Finance from Penn State University and is a C.P.A.

     R. L. Qualls, age 65; Director since July 1997. Dr. Qualls is Vice Chairman of Baldor Electric Company, a marketer, designer and manufacturer of electric motors based in Fort Smith, Arkansas. From 1993 to 1998 he served as Chief Executive Officer of Baldor. Dr. Qualls holds a B.A. and M.S. in Economics from Mississippi State University and completed his doctoral work at Louisiana State University.

     Kennith Smith, age 67; Director since July 1997. Mr. Smith is retired and previously served as the owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that time he was the co-owner of Mulberry Lumber Company. Mr. Smith has also served as a director of one of the bank subsidiaries since 1977.

     Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company's bank subsidiaries.

COMMITTEES

     During 1998 the Board of Directors met on twelve occasions. Each of the nominees for the Board, other than Mr. Davis who was appointed by the Board on September 15, 1998 was elected by stockholders at last year's annual meeting.
In 1998 each Director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served. The Company presently does not have a standing nominating committee, and the Board of Directors nominates persons for director. The Board will consider suggestions by stockholders for names of nominees to the Board of Directors for the 2000 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 1, 1999. The following is a brief description of the functions of the Company's committees.

     Audit Committee. The Audit Committee met eleven times in 1998. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, reviews the terms of their engagement, reviews the auditors' report and all related reports and matters, coordinates appropriate action in response thereto and reviews the adequacy of the Company's internal controls. The Audit Committee also receives and reviews the monthly reports and presentations of the loan review and compliance officers and the internal auditor, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Roger Collins, as Chairman, Robert East and Porter Hillard served on the Audit Committee during 1998 and will continue to serve on such committee in 1999. None of these individuals was employed during or prior to 1998 as officers or employees of the Company or its subsidiaries.

     Compensation and Personnel Committee. The Compensation and Personnel Committee met eight times in 1998. The Compensation and Personnel Committee considers, approves and reviews all salaries and bonuses for officers and employees, recommends to the Board of Directors the election of officers, reviews additions and terminations of personnel, oversees administration of the employee benefit plans and programs, including the Company's stock option plans, and oversees staff training and educational programs. Henry Mariani, as Chairman, Porter Hillard, and Kennith Smith served on the Compensation and Personnel Committee during 1998 and will continue to serve on such committee in 1999. None of these individuals was employed during or prior to 1998 as officers or employees of the Company or its subsidiaries.

     Trust Committee. The Trust Committee met eleven times in 1998. The operation of the bank's trust department and the administration of its trust accounts are overseen by the Trust Committee. R. L. Qualls, as Chairman, Kennith Smith and Linda Gleason served on the Trust Committee during 1998 and will continue to serve on such committee in 1999.

     Loan Committees. The Loan Committees met thirty-one times in 1998. Loan Committees have been established for each of the three geographic divisions of the Company and consist of both board members and executive officers. Such Loan Committees have responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $1,000,000 and for administering all other aspects of the lending function within each division. The following persons served on the Company's Loan Committees during 1998 and will continue to serve on such committee in 1999:

Western                    Central                      Northern
-------                    -------                      --------
C. E. Dougan, Chairman     Robert East, Chairman        James Patridge, Chairman
George Gleason             George Gleason               Danny Criner
Porter Hillard             Linda Gleason                George Gleason
James Patridge             Henry Mariani                George Landrum
R. L. Qualls               James Patridge               Louis Melton
                                                        Joe Willis
                                                        Bill Witty

     Directors Loan Review Committee. On February 17, 1998 the Board established the Directors Loan Review Committee to increase the Board's oversight of the Company's lending activities. The Loan Review Committee met nine times in 1998. The Loan Review Committee, among other things, reviews reports of new loans, loan commitments over $100,000, loan loss activity, past due and problem loans, asset quality and other matters as appropriate. James Patridge, as Chairman, C. E. Dougan, Henry Mariani, Jerry Davis and George Gleason served on this committee during 1998 and will continue to serve on this committee in 1999.

     ALCO and Investment Committee. The ALCO and Investment Committee met eight times in 1998. Management of the asset/liability (interest rate risk) position, liquidity and investment portfolio is overseen by the ALCO and Investment Committee. Paul Moore, as Chairman, Mark Ross, Danny Criner, Randy Oates and Dan Rolett served on the ALCO and Investment Committee during 1998 and together with George Gleason will serve on this committee in 1999.

                             PRINCIPAL STOCKHOLDERS

     As of February 15, 1999 the only stockholders known by the Company to own, directly or indirectly, more than five percent of the Company's Common Stock, the only class of the Company's capital stock presently outstanding, are reflected in the following table. The table is based on information supplied by principle shareholders and a review of information on file with the United States Securities and Exchange Commission.

                                                  NUMBER OF SHARES OF
                 NAME AND ADDRESS OF           COMMON STOCK BENEFICIALLY        PERCENTAGE OF
TITLE OF CLASS   BENEFICIAL OWNER                        OWNED               OUTSTANDING SHARES
--------------   ----------------                        -----               ------------------

Common Stock     George Gleason                      1,273,602/(1)/                  33.7%
                 12615 Chenal Parkway
                 P.O. Box 8811
                 Little Rock, Arkansas  72231-8811

Common Stock     Bank of the Ozarks, Inc.              260,300                        6.9%
                 401(k) Retirement Savings
                 Plan (the "401(k) Plan")/(2)/
                 12615 Chenal Parkway
                 P.O. Box 8811
                 Little Rock, Arkansas 72231-8811

-------------------

/(1)/ For information regarding form of ownership, see the footnotes to the table regarding Security Ownership of Management.

/(2)/ The 401(k) Plan is a qualified retirement plan established for the benefit of all of the Company's officers and employees. These shares were previously held in the Bank of the Ozarks, Inc. Stock Ownership Plan and Trust which was merged into the 401(k) Plan effective January 31, 1999. Paul Moore, Melvin Edwards and Brad Brewer, each an employee of the Company, currently serve as the trustees of the 401(k) Plan. Participants in the 401(k) Plan are entitled to vote shares of Common Stock allocated to their respective accounts on all matters submitted to the Company's stockholders for approval, and the failure by a participant to provide instructions on the manner in which to vote his or her shares is treated as an abstention.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 15, 1999 with respect to beneficial ownership of the Company's Common Stock by each director, each executive officer of the Company named under the table captioned "Executive Compensation and Other Information" and the directors and executive officers of the Company as a group.

NAME                                    SHARES OWNED/(1)/  PERCENTAGE OF CLASS
--------------------------------------  -----------------  -------------------

George Gleason........................  1,273,602/(2)/             33.7%
James Patridge........................      2,023                     *
Mark Ross.............................    114,219/(3)/              3.2%
Linda Gleason.........................     39,852/(4,5)/            1.1%
Roger Collins.........................      3,750/(4,6)/              *
Jerry Davis...........................      6,000/(7)/                *
C.E. Dougan...........................      2,830/(4)/                *
Robert East...........................     10,900/(4,8)/              *
Porter Hillard........................      2,000/(4)/                *
Henry Mariani.........................     21,000/(4)/                *
R. L. Qualls..........................      2,000/(4)/                *
Kennith Smith.........................     37,315/(4,9)/              *
Jean Arehart..........................      5,744                     *
All Directors and Executive Officers
as a group (20 persons)...............  1,541,900                  40.8%
________________________

*  Less than one percent.

/(1)/ Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person's accounts under the 401(k) Plan, shares underlying presently exercisable options granted pursuant to Company's stock option plans, shares owned by certain of the individual's family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below.

/(2)/ The amount includes (a) 210,700 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest,
       (b) 28,000 shares owned of record by a charitable trust for which Mr. Gleason is a co-trustee with Ms. Gleason, (c) 11,852 shares owned directly by Ms. Gleason and (d) 400 shares owned by the minor children of Mr. Gleason.

/(3)/ Includes (a) 36,300 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only and (b) 25,000 shares owned by Mr. Ross' spouse.

/(4)/ Includes exercisable options for 2,000 shares granted under the Company's Non-Employee Director Stock Option Plan.

/(5)/ Includes 28,000 shares owned of record by a charitable trust for which Ms. Gleason is a co-trustee with Mr. Gleason.

/(6)/  Includes 500 shares held by spouse.

/(7)/ Includes exercisable options for 1,000 shares granted under the Company's Non-Employee Director Stock Option Plan.

/(8)/  Includes 600 shares held by children of Mr. East.

/(9)/  Includes 692 shares held by spouse.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY COMPENSATION TABLE

     The following table shows for the years indicated all cash and certain other compensation paid or to be paid by the Company to the Chief Executive Officer and its other executive officers whose aggregate salary and bonus exceeded $100,000.

                                 Annual Compensation       Long-Term Compensation
                                 -------------------       ----------------------

 Name & Principal                                           Securities Underlying          All Other
    Position                    Year   Salary    Bonus          Options (#)             Compensation(1)
    --------                    ----   ------    -----          -----------             ---------------
George Gleason(2)               1998  $278,958  $      -          18,500(3)                  $4,870
Chairman and Chief              1997  $372,556  $ 45,297          12,200(3)                  $5,899
Executive Officer               1996  $405,900  $200,000               -                     $4,636

James Patridge(4)               1998  $115,000  $      -          14,500(3)                  $2,479
Vice Chairman

Mark Ross                       1998  $115,000  $      -           4,500(3)                  $2,309
President                       1997  $ 97,847  $ 19,569           4,200(3)                  $3,526
                                1996  $ 92,782  $ 22,042               -                     $4,047

Jean Arehart                    1998  $ 75,000  $106,493               -                     $1,405
Executive Vice                  1997  $ 73,274  $ 55,988           3,600(3)                  $2,177
President - Bank of the         1996  $ 37,917  $  2,275               -                          -
 Ozarks, wca

-------------------------

/(1)/ Represents employer matching contributions under the Company's 401(k) Plan for 1998.

/(2)/ Mr. Gleason's salary and bonus is determined pursuant to a written employment contract. For a description of this agreement, see "--Employment Agreement with Mr. Gleason" below.

/(3)/ Represents option grants under the Company's Stock Option Plan for employees. See "Option Grants in Last Fiscal Year."

/(4)/  Mr. Patridge commenced employment with the Company on December 31, 1997.

EMPLOYMENT AGREEMENT WITH MR. GLEASON

     Mr. Gleason's salary and bonus is determined pursuant to a written employment contract which became effective on July 17, 1997, was amended on September 16, 1997, and amended again on July 21, 1998. The agreement continues through December 31, 2000. The agreement, as amended, reduced Mr. Gleason's annual base salary effective July 21, 1998 to $225,000, subject to an annual cost of living adjustment and an annual bonus not to exceed 1% of the Company's net income for each fiscal year. This agreement is in addition to any other compensation that may be received by Mr. Gleason under employee benefit plans or reimbursement arrangements.

OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the named executive officers concerning options granted in the last fiscal year and their potential realizable value:

                                                                                            Potential Realizable
                                                                                           Value at Assumed Annual
                                                                                            Rates of Stock Price
                                                                                           Appreciation for Option
                                       Individual Grants                                           Term(1)
                      ---------------------------------------------------                ---------------------------

                      Number of         % of Total
                      Securities         Options
                      Underlying        Granted to           Exercise or
                       Options         Employees in          Base Price      Expiration
   Name                Granted        Fiscal Year(%)           ($/Sh)           Date            5%          10%
   ----                -------        --------------           ------           ----            --          ---
George Gleason          10,000                  9.6%           $27.75                (2)     $133,035     $320,730
                         8,500                  8.2%           $21.88           9/22/03      $ 51,382     $113,432

James Patridge          10,000                  9.6%           $25.13                (2)     $120,416     $289,422
                         4,500                  4.3%           $21.88           9/22/03      $ 27,202     $ 60,097

Mark Ross                4,500                  4.3%           $21.88           9/22/03      $ 27,202     $ 60,097


/(1)/ As required by the Securities Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rates shown compounded annually from the date of the grant until the end of the option term and is not intended to forecast appreciation in stock price.

/(2)/ Mr. Gleason's options expire in the amount of 3,300, 3,300 and 3,400 shares on each of July 21, 2005, 2006 and 2007, respectively; and Mr. Patridge's options expire in installments of 3,300, 3,300 and 3,400 shares on each of January 20, 2005, 2006 and 2007, respectively.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

      The following table sets forth information with respect to the named executives concerning exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


                                                 Number of Securities                 Value of Unexercised
                                                Underlying Unexercised              In-the-Money Options at
                                                   Options at FY-End                       FY-End(1)
                                           -------------------------------     --------------------------------
                    Shares
                  Acquired on      Value
     Name          Exercise      Realized     Exercisable   Unexercisable         Exercisable    Unexercisable
     ----          --------      --------     -----------   -------------         -----------    -------------
George Gleason              -           -               -          30,700                   -          $94,563

James Patridge              -           -               -          14,500                   -          $ 5,063

Mark Ross                   -           -               -           8,700                   -          $34,463

Jean Arehart                -           -               -           3,600                   -          $25,200

--------------------

/(1)/ The dollar amounts shown represent the product of the number of shares purchasable upon exercise of the related options times the difference of the average of the high and low sales prices reported on December 31, 1998 ($23.00) and the purchase price per share payable upon such exercise applicable to each in-the-money option.

DIRECTOR COMPENSATION

      Non-employee directors are paid a monthly retainer fee of $500 and a fee of $500 for attending each regular and special board meeting. In addition, non-employee directors are paid a fee of $100 for attendance at each meeting of a committee of the Board of Directors. Additionally, under the Company's Non-Employee Director Stock Option Plan, each non-employee director is automatically granted, on the date a director's term of office commences, and each year thereafter on the day following the annual meeting of stockholders as long as such director's term as a director is continuing for the ensuing year, an option to acquire 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Effective April 22, 1998 the Company granted options to its eight non-employee directors to purchase 1,000 shares each of Common Stock at an exercise price of $34.13 per share. An additional non-employee director joined the Board and was awarded an option for 1,000 shares at an exercise price of $22.31 on September 15, 1998. All options granted to non-employee directors become exercisable upon grant. The Company's officers are not compensated for their service as directors.


             REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON
                            EXECUTIVE COMPENSATION

      The Personnel and Compensation Committee (hereinafter the "Compensation Committee") is responsible for determining compensation levels for the Company's executive officers and for determining the policies that govern the Company's compensation and benefit plans. This report describes the basis upon which the Compensation Committee determined the 1998 compensation payable to the executive officers of the Company.

Compensation Philosophy and Policies

   The policy of the Compensation Committee is to make compensation decisions consistent with the long-term growth and performance objectives of the Company. In 1998 the Company's compensation program for executive officers was based upon the following principles and policies:

 . The Company is committed to providing a competitive pay program that helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company's compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

 . To ensure that pay is competitive, the Company has compared its pay practices with those of other financial institutions, particularly banks and bank holding companies in the markets served by the Company, and from time to time modifies pay parameters based on this review.

 . General cash bonus rewards for executive officers and other personnel are initially conditioned upon attaining company-wide performance thresholds. Assuming the Company achieves the minimum thresholds, rewards are based upon a combination of branch and departmental performance and individual performance and responsibility. In each case, the foregoing performance criteria are subjectively applied and therefore are not based upon the application of objective standards or mathematical criteria.

 . The Company maintains an on-going program of evaluation of officers and employees in which supervisors set objectives and goals for personnel reporting to them and evaluate the performance of such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company's executive officers and makes final recommendations on their compensation levels to the Compensation Committee.

Executive Compensation Components for 1998

     The Compensation Committee regularly reviews the Company's compensation program to ensure that the components of such program will allow the Company to achieve the objectives described above. In 1998, the Company's compensation program consisted of the following:

     Base Salary. As noted above, base salary levels are reviewed periodically to determine whether such salaries fall within the range of comparable salaries paid by other similarly sized and similarly situated financial institutions. Actual salaries are based upon individual performance contributions in accordance with the compensation philosophy of the Company. During 1998, base salaries for executive officers decreased an average of approximately 4.94% over the prior year due to a reduction in the base salary of the Chief Executive Officer. If the Chief Executive Officer's salary is excluded, the base salaries for executive officers employed for the full year of 1997 and 1998 as a group increased by 11.7%. The Compensation Committee believes that the Company's executive base salaries are within the range of salaries paid by comparable financial institutions.

     Bonuses. The Company's general 1998 cash bonus program conditioned the payment of such bonuses on the Company achieving minimum 1998 consolidated net income of approximately $5.8 million, or approximately $1.52 per share. Despite achieving record growth and record earnings, the Company did not reach this benchmark and the payment of general 1998 cash bonuses was eliminated. A limited number of special bonuses were paid in 1998 for certain personnel whose special bonuses were tied to specific performance criteria.

     Employee Stock Ownership Plan. On July 21, 1998 the Board of Directors approved merging the Employee Stock Ownership Plan (ESOP) with the 401(k) Plan. This merger was accomplished January 31, 1999. The Board approved the increase of the 401(k) Plan employer contribution from two percent to three percent effective January 1, 1999 and the elimination of the 1998 ESOP contribution.

     Stock Options. The Compensation Committee believes that stock options provide an appropriate incentive to encourage management, particularly senior management, to maximize stockholder returns since the value of an option bears a direct correlation to appreciation in the Company's stock price. Grants under the Company's Employee Stock Option Plan have the effect of more closely aligning the interests of stockholders with the interests of management, while at the same time providing a valuable tool for attracting, rewarding, and retaining key employees. The Compensation Committee determines whether to grant stock options based upon the subjective analysis of a number of factors, including the Company's performance as measured by the price of its stock, the overall mix of equity-based or long-term compensation to cash compensation, the number and frequency of prior option grants and the potential for an individual's contribution and performance to positively impact the Company's performance. Based upon the foregoing factors, the Compensation Committee during 1998 granted options to purchase a total of 52,650 shares of the Company's Common Stock to executive officers at exercise prices per share ranging from $21.88 to $27.75, with a weighted average exercise price per share of $23.94. The Compensation Committee will consider recommending the award of stock options to existing employees or to prospective employees in the future as circumstances warrant.

     401(k) Plan and Other Benefits. The Company established the 401(k) Retirement Savings Plan in 1997. This Plan is a qualified retirement plan with a salary deferred feature designed to qualify under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan permits all employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. With the January 1999 merger of the ESOP with the 401(k) Plan, the Company's matching contributions will increase in 1999 up to a maximum of three percent of the participant's salary per year. Additionally, in order to encourage employees to invest in the Company's stock, the Company has amended the 401(k) Plan to include a Company Common Stock fund as one of its investment alternatives. Total matching contributions on behalf of executive officers in 1998 were $20,546, which represented an average of 1.92% of such officers' covered compensation. In addition to the 401(k) Plan, executives and other employees receive life, health, dental, and long-term disability insurance coverage in amounts the Company believes to be competitive with comparably sized financial institutions.

Chairman and Chief Executive Officer Compensation

     As described in the notes to the Summary Compensation Table presented above under the caption "Executive Compensation and Other Information", the annual cash compensation payable to George Gleason, the Company's Chairman and Chief Executive Officer, is determined pursuant to a written employment contract. At the request of Mr. Gleason, the Company renegotiated this contract effective July 16, 1998 to reduce his annual base salary by $100,000. Simultaneously with the reduction in base salary, the Committee granted Mr. Gleason options to purchase 10,000 shares of Common Stock. The employment agreement continues through December 31, 2000. Mr. Gleason believed that the reduction in his cash compensation was an appropriate action in that it would help reduce Company overhead over the next two years and more fully align his interests with that of the Company's stockholders by increasing the equity component of his total compensation package.

     In addition, Mr. Gleason received during 1998 (1) contributions under the Company's 401(k) Plan which were determined on a basis consistent with all other participating employees, and (2) additional option grants to purchase 8,500 shares at the market price on September 22, 1998. The Compensation Committee made the September grants pursuant to the Company's Employee Stock Option Plan, and based the grants on an evaluation of the various factors considered for all employees that were outlined above.

     The Committee has reviewed Mr. Gleason's entire compensation package in the context of compensation packages available for executives of similar-sized financial institutions and in light of the significant dependence of the organization on Mr. Gleason's continued services and significant responsibilities. Based upon this review, the Compensation Committee believes that the level of Mr. Gleason's compensation is appropriate.

Section 162(m).

     In 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) to $1 million, subject to certain exceptions. OBRA is not expected to have an impact or result in the loss of a deduction with respect to compensation paid to any of the Company's executives during the last year or in the foreseeable future. In this regard, it should be noted that all option grants effected under the Company's Employee Stock Option Plan are intended to qualify for an exemption from OBRA.

                                    Personnel and Compensation Committee of the Board of Directors

                                    Henry Mariani, Chairman
                                    Porter Hillard
                                    Kennith Smith

                              CERTAIN TRANSACTIONS

     Each of the Company's bank subsidiaries has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Company. All loan transactions with officers and directors of the Company, its bank subsidiaries, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing for comparable transactions with other loan customers of the Company, and have not included more than the normal risk of collectibility associated with the Company's other banking transactions or other unfavorable features.

     The Company has entered into contracts with East-Harding, Inc., of which Robert East is co-owner, Chairman and Chief Executive Officer, for the construction of the Company's facilities in Little Rock, Fort Smith and Harrison, Arkansas. In 1998 the Company paid East-Harding, Inc. approximately $7,424,000 pursuant to these contracts.

                              COMPANY PERFORMANCE

     The graph below shows a comparison for the period commencing July 17, 1997 (the date of commencement of the Company's initial public offering) through December 31, 1998 of the cumulative total stockholder returns (assuming reinvestment of dividends), for the Common Stock, the S&P SmallCap Index, and the Nasdaq Financial Index, assuming a $100 investment on July 17, 1997.

                          CUMULATIVE RETURN COMPARSION

                [A GRAPH DEPICTING THE DATA BELOW APPEARS HERE]

-----------------------------------------------------------------------------
                                        7/17/97      12/31/97        12/31/98
-----------------------------------------------------------------------------
OZRK (Bank of the Ozarks, Inc.)        $   100        $   139        $
-----------------------------------------------------------------------------
SML (S&P Smallcap Index)               $   100        $   108        $
-----------------------------------------------------------------------------
NDF (NASDAQ Financial Index)           $   100        $   124        $
-----------------------------------------------------------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that all filing requirements applicable to directors and executive officers have been complied with, except as follows: (a) Aubrey Avants filed a Form 3, due July 10, 1998, on August 6, 1998 in connection with him becoming an executive officer of the Company and (b) Jean Arehart filed a Form 4, due on January 11, 1999, on January 12, 1999 in connection with her sale of certain shares of common stock in December 1998.

                             AUDITORS TO BE PRESENT

     A representative of Ernst & Young LLP, the Company's independent auditors, is expected to attend the 1999 Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                     STATEMENT REGARDING CHANGE IN AUDITORS

     On July 21, 1998 the Board of Directors of the Company ratified the approval by the Audit Committee of the Board to engage Ernst & Young LLP as the independent auditors for the Company. Ernst & Young replaced the Company's previous auditors, Moore Stephens Frost who was dismissed by the Company as of July 21, 1998.

     During the two fiscal years ended December 31, 1997 and the subsequent interim period through July 21, 1998, (i) there were no disagreements with Moore Stephens Frost on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement and (ii) Moore Stephens Frost did not advise the Company of any reportable events as defined in paragraph (A) through (D) of Regulation S-K Item 304 (a) (1) (v). The Accountant's report of Moore Stephens Frost on the consolidated financial statements of Bank of the Ozarks, Inc. and subsidiaries as of and for the years ended December 31, 1997 and December 31, 1996 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the second quarter of 1998 the Company consulted with Ernst & Young LLP to obtain its oral advice on the availability of pooling-of-interests treatment for a possible acquisition that was never consummated. The Company had also obtained the oral advice of Moore Stephens Frost on this issue, and the oral advice of both Moore Stephens Frost and Ernst & Young LLP were consistent regarding the availability of pooling-of-interests treatment for such transaction.


                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the 2000 Annual Meeting should be directed to the Secretary of the Company, and must be received by the Company on or before November 12, 1999 in order to be eligible for inclusion in the Company's proxy statement and form of proxy. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule).

     Additionally, the Company's bylaws contain an advance notice provision which provides that a matter may not be brought before the Company's annual meeting by a stockholder unless the proposal (the "Proposal") is delivered in writing to the Secretary of the Company no later than 30 days prior to the Company's fiscal year end. Accordingly, if any stockholder of the Company desires to submit a Proposal for consideration to be brought before the Company's 2000 Annual Meeting, the stockholder must deliver written notice of the Proposal to the Secretary of the Company no later than December 1, 1999.

                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the United States Securities and Exchange Commission, including the related financial statements. The written request should be sent to the Secretary of the Company, Bank of the Ozarks, Inc., 12615 Chenal Parkway, P.O. Box 8811, Little Rock, Arkansas 72231-8811.


                                 OTHER MATTERS

     The Company does not presently know of any business other than that described above to be presented to the stockholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.


STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                              By Order of the Board of Directors


                              /s/ GEORGE GLEASON
                              --------------------------------------
                              George Gleason
                              Chairman of the Board of Directors and
                              Chief Executive Officer

March 12, 1999

                            BANK OF THE OZARKS, INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS APRIL 20, 1999

  The undersigned stockholder(s) of Bank of the Ozarks, Inc. (the "Company") hereby appoint George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the 1999 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 20, 1999 at 1:30 p.m., local time, and at any adjournments thereof, for the transaction of the following business:

[X]PLEASE MARK VOTES
AS IN THE EXAMPLE

  1. TO ELECT TWELVE DIRECTORS: George Gleason, James Patridge, Mark Ross, Linda Gleason, Roger Collins, Jerry Davis, C.E. Dougan, Robert East, Porter Hillard, Henry Mariani, R.L. Qualls, Kennith Smith

              [_] FOR ALL NOMINEES [_] WITHHOLD[_] FOR ALL EXCEPT

  INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of such nominee(s) in the list above.

  2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                           (Continued On Other Side)

  The Proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

  Please sign exactly as name(s) appears below. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, signature should be by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Please mark any name or address changes below.

                                                                            1999

                                            -----------------------------------
                                            SIGNATURE                      DATE

                                                                            1999
                                            -----------------------------------
                                            SIGNATURE                      DATE